Richmont Mines Inc.	Mountain Lake Resource

1 Place-Ville-Marie, Suite 2130	1450 Starr's Point Road
Montreal, QC	Port Williams, NS
H3B 2C6 CANADA	B0P 1T0 CANADA

Tel: (514) 397-1410	Tel: (902) 542-9773
Fax: (514) 397-8620	Fax: (902) 542-4442
www.richmont-mines.com	www.mountain-lake.com

NEWS RELEASE

RICHMONT MINES AND MOUNTAIN LAKE ANNOUNCE
A RESOURCE CALCULATION FOR THE
VALENTINE LAKE PROJECT

MONTREAL, December 20, 2004 - Richmont Mines Inc. and Mountain Lake Resources Inc. are pleased to announce the results of a resource calculation on the Valentine Lake property. This calculation was prepared upon completion of three exploration programs carried out by Richmont Mines in 2004, which involved the drilling of 24 holes totalling 6,965 metres for an investment of approximately $1 million. The results indicate inferred resources of 1.3 million tonnes grading 10.50 g/t Au. Cutting high assays to 58 g/t Au, the average grade is 8.51 g/t Au, for a total of 359,000 ounces of gold.

Richmont Mines and Mountain Lake Resources are very encouraged by the results obtained, which confirm the size of the gold-bearing system on the Valentine Lake property. As of the beginning of 2005, Richmont Mines plans to pursue the drilling and is currently preparing an exploration program to verify the extensions of the zones at depth and eastward. The partners are enthusiastic about the potential of the Valentine Lake property since it covers the favourable geological contact containing the mineralized zone over a distance of more than 40 kilometres.

INFERRED RESOURCES CALCULATION
Zone	Metric Tonnes	Uncut Grade	Cut Grade	Ounces of
		(g/t Au)	(g/t Au)	Gold
Main Zone	968,988	10.92	8.26	257,220
Zone 2	103,254	7.16	7.16	23,776
Zone 3	153,701	8.73	8.51	42,039
Other Zones	88,830	12.76	12.76	36,442
Total	1,314,773	10.50	8.51	359,477

The calculation presented in the above table was made using the polygonal method on longitudinal sections based on the following criteria:

  A cut-off grade of 5 g/t Au;
  A cap of 58 g/t Au for high assays determined by statistical analysis;
  A minimum true thickness of 3 metres;
  A specific density of 2.7 tonnes per cubic metre.

The inferred resources are present in three parallel mineralized zones. The best continuity is in the main zone. It extends laterally for over 200 metres and was verified by drilling on over 400 metres vertically. The gold-bearing system remains open at depth and toward the eastern portion of the property. All of these results as well as the longitudinal sections are included in the technical report, prepared in accordance with National Instrument 43-101, to be posted on SEDAR (www.sedar.com) by the end of January 2005.

Resource calculation - National Instrument 43-101

The resource estimate was calculated by Larry Pilgrim, P.Geo., a "qualified person" as defined by National Instrument 43-101, under the supervision of Jules Riopel, M.Sc., P.Geo., Principal Exploration Geologist at Richmont Mines Inc. The resource calculation complies with the definitions and guidelines adopted by the Canadian Institute of Mining, Metallurgy and Petroleum in August 2000.

Disclosure regarding forward-looking statements

This news release contains forward-looking statements that include risks and uncertainties. The factors that could cause actual results to differ materially from those indicated in such forward-looking statements include changes in the prevailing price of gold, the Canadian-US exchange rate, the grade of ore mined and unforeseen difficulties in mining operations that could affect revenues and production costs. Other factors such as uncertainties regarding government regulations could also affect the results. Other risks may be detailed from time to time in Richmont Mines Inc.'s periodic reports.

Information:

Richmont Mines Inc.	Mountain Lake Resources Inc.
Martin Rivard	Allen E. Sheito
Executive Vice President	President and CEO

Telephone: (514) 397-1410	Telephone: (902) 542-9773
Fax: (514) 397-8620	Fax: (902) 542-4442

Trading symbol: RIC	Trading symbol: MOA
Listings: TSX - Amex	Listing: TSX Venture Exchange

Web site: www.richmont-mines.com	Web site: www.mountain-lake.com